Exhibit 99.(a)(1)(G)

ON ASSIGNMENT, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

NOTICE OF WITHDRAWAL FORM

To On Assignment, Inc.’s Stock Plan Administrator:

I previously signed, dated and returned an Election Form in which I elected to accept On Assignment’s Offer to Exchange Outstanding Options to Purchase Common Stock dated December 23, 2008 (the “Offer”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer.

I now wish to change my previous election and reject the Offer. I understand that by signing this Notice and delivering it to Rebecca Heller, On Assignment’s Stock Plan Administrator, I will be withdrawing my previous acceptance of the Offer and rejecting the Offer.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice to Rebecca Heller, our Stock Plan Administrator, as provided in the attached instructions, before 5:00 p.m. Pacific Standard Time on January 22, 2009, or if On Assignment extends the Offer, before 5:00 p.m. Pacific Standard Time on the extended Expiration Date.

By rejecting the Offer, I understand that I will not receive any Restricted Stock Units, and I will keep my Eligible Option Grants in accordance with their existing terms. These options will continue to be governed by On Assignment’s Restated 1987 Stock Option Plan and the existing option agreements between On Assignment and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form to Rebecca Heller, our Stock Plan Administrator, in accordance with its instructions prior to 5:00 p.m. Pacific Standard Time on January 22, 2009, or, if On Assignment extends the Offer, before 5:00 p.m. Pacific Standard Time on the extended Expiration Date.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the Offer.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	Date and Time

RETURN THIS NOTICE OF WITHDRAWAL TO REBECCA HELLER, ON ASSIGNMENT’S STOCK PLAN ADMINISTRATOR, NO LATER THAN 5:00 P.M. PACIFIC STANDARD TIME ON JANUARY 22, 2009, OR IF ON ASSIGNMENT EXTENDS THE OFFER, BEFORE 5:00 P.M. PACIFIC STANDARD TIME ON THE EXTENDED EXPIRATION DATE VIA HAND DELIVERY, INTEROFFICE MAIL OR FACSIMILE TO (877) 261-1870. IMPORTANT ADDITIONAL TERMS AND CONDITIONS DESCRIBED IN OUR “OFFER TO EXCHANGE” APPLY TO THIS PROPOSED EXCHANGE OFFER AND ARE AVAILABLE AT HTTP://WWW.INSIDEOA.COM OR HTTP://PORTAL/DEFAULT.ASPX. YOU SHOULD CAREFULLY REVIEW THESE MATERIALS IN THEIR ENTIRETY AND DISCUSS THEM WITH YOUR TAX, LEGAL AND INVESTMENT ADVISORS AS APPROPRIATE PRIOR TO ELECTING TO PARTICIPATE IN THIS OFFER. AFTER THE EXPIRATION DATE, YOUR ELECTION TO PARTICIPATE IN THE OFFER WILL BE

IRREVOCABLE.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1.             DELIVERY OF NOTICE OF WITHDRAWAL

A properly completed and executed Notice of Withdrawal must be delivered to Rebecca Heller, On Assignment’s Stock Plan Administrator, at On Assignment, Inc. 26651 W. Agoura Road, Calabasas, California 91302, via hand delivery, interoffice mail or facsimile at (877) 261-187, on or before 5:00 p.m. Pacific Standard Time on January 22, 2009, or if On Assignment extends the Offer, before 5:00 p.m. Pacific Standard Time on the extended expiration date (the Expiration Date).

THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Although by submitting a Notice of Withdrawal of your election, you have withdrawn your election to exchange your Eligible Option Grants, you may change your mind and re-accept the Offer at any time prior to 5:00 p.m. Pacific Standard Time on the Expiration Date. If the Company extends the Expiration Date, you may elect to accept the Offer at any time until 5:00 p.m. Pacific Standard Time on the new Expiration Date. To change your election, you must deliver a new signed and dated Election Form in accordance with its instructions to the Company before the Expiration Date. Your options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

IF YOU DO NOT WISH TO WITHDRAW YOUR ELECTION IN ITS ENTIRETY, YOU SHOULD NOT FILL OUT THIS NOTICE OF WITHDRAWAL. IF YOU WISH TO CHANGE YOUR ELECTION WITH RESPECT ONLY TO PARTICULAR ELIGIBLE OPTION GRANTS, THEN YOU SHOULD COMPLETE AND DELIVER A NEW ELECTION FORM INSTEAD. As noted in the Offer, you may select Eligible Option Grants to be exchanged for a reduced number of Restricted Stock Units. You do not have to exchange all your Eligible Option Grants, but for each individual Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before 5:00 p.m. Pacific Standard Time on the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time until 5:00 p.m. Pacific Standard Time on the new Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in its Instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2.             OTHER INFORMATION ON THIS NOTICE OF WITHDRAWAL

In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include your employee identification number or your social security number, as appropriate.

3.             REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES

Any questions or requests for assistance, as well as requests for additional copies of the Offer or this Notice of Withdrawal, should be directed to Rebecca Heller, On Assignment’s Stock Plan Administrator, at On Assignment, Inc., 26651 W. Agoura Road, Calabasas, California 91302, telephone number (818) 878-7900, or rebecca.heller@onassignment.com. Please note that we cannot and will not advise any holders of Eligible Option Grants as to their decision to participate or not to participate in the Offer.